MEDICAL MEDIA TELEVISION, INC.

8406 Benjamin Road
Suite C
Tampa, FL 33634

Phone: (813) 888-7330
Fax: (813) 888-7375
Website: www.medicalmediatv.com

September 29, 2006

Mr. Laurence Wallace
3949 W. 37th Avenue
Vancouver, BC V6N 2W4
Canada

Dear Mr. Wallace:

In light of our current default in payment of your $100,000 promissory note dated April 18, 2005, we would like to suggest the following repayment schedule and change in terms. This is a repayment schedule we feel confident that we can meet.

1) The promissory note will be extended until April 15, 2007.
2) Payments under the promissory note will be made as follows:
    - $5,000 on October 1, 2006
    - $5,000 on October 15, 2006, November 15, 2006, December 15, 2006, January 15, 2007, February 15, 2007, and March 15, 2007.
    - The remaining principle balance of $65,000 and any accrued and unpaid interest on April 15, 2007.
3) Should any of the above outlined payments not be made on or before the fifth business day of each month, a late fee of five percent (5%) of the payment due will be incurred.
4) You will be issued common stock purchase warrants for 100,000 shares of the Company's common stock with an exercise price of $0.17 per share. The warrants will be for three years.
5) All conversion rights under the promissory note are cancelled.

If you are in agreement with the above terms, please sign where indicated and return a copy by fax to 813-434-2024.

Yours truly,

/s/ Donald R. Mastropietro

MEDICAL MEDIA TELEVISION, INC.
Donald R. Mastropietro
Sr. Vice President Finance/CFO

AGREED TO AND ACKNOWLEDGED BY:

/s/ Laurence Wallace
Laurence Wallace

Date: 9/29/06

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